# STOCK PURCHASE AGREEMENT

This stock purchase agreement is dated October ~~17~~ 20 DNB, 2005, and is between DAVID N. BAKER, an individual residing at 41 Sutter #1075, San Francisco, California 94104 ("Mr. Baker"), JOSEPH W. ABRAMS, an individual residing at 131 Laurel Grove Ave., Kentfield, California 94904 ("Mr. Abrams"; together with Mr. Baker, the "Sellers"), and RED MILE ENTERTAINMENT, INC., a Florida corporation (the "Buyer").

Each of the Sellers owns 50,000 shares of common stock of Edmonds 1, Inc., a Delaware corporation ("Edmonds").

The Sellers desire to sell those 100,000 shares of Edmonds common stock (the "Shares") to the Buyer. The Buyer proposes to subsequently merge itself into Edmonds.

The parties therefore agree as follows:

1. Transfer of Shares. (a) The Sellers hereby sell the Shares to the Buyer and the Buyer hereby purchases the Shares from the Sellers. In consideration of sale of the Shares by the Sellers, the Buyer shall do the following:

(1) as the date of this agreement pay the Sellers $130,000 ($65,000 to Mr. Baker and $65,000 to Mr. Abrams) by wire transfer of immediately available funds in that amount to bank accounts specified by the Sellers in Schedule A;

(2) on the date the Buyer or its successor in interest closes on debt or equity financing in the aggregate amount of $2,000,000 (including therein any such financing currently in progress and all other such financings raised after the date of this agreement), pay the Sellers $70,000 ($35,000 to Mr. Baker and $35,000 to Mr. Abrams) by wire transfer of immediately available funds in that amount to bank accounts specified by the Sellers in Schedule A; and

(3) as of the date of this agreement issue to each of the Sellers, and promptly deliver to each Seller a stock certificate evidencing, 608,022 shares of common stock of the Buyer (all such shares, "RME Shares"), the shares issued to each Seller representing 2.5% (5% in the aggregate) of the 24,320,870 shares of Buyer common stock projected to be outstanding, on completion of the financing currently contemplated by the Buyer. In addition, Mr. Abrams and Mr. Baker shall each be issued warrants (such warrants to include a cashless exercise provision) to purchase common stock in the Company as follows:

(i) 46,000, with a strike price of $1.10 and an expiration date of January 31, 2007,

(ii) 51,000, with a strike price of $1.25 and an expiration date of December 31, 2006, DNB

(iii) 51,000, with a strike price of $1.50 and an expiration date of December 31, 2007.

(iv) 51,000, with a strike price of $1.75 and an expiration date of December 31, 2008.

(b) Upon the Buyer paying the amount specified in section 1(a)(1), the Sellers shall promptly deliver to the Buyer stock certificate representing the Shares, endorsed in blank or accompanied by an executed stock power.

(c) The stock certificates should bear the following legend:

"THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, OR (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT"

2. Consulting Services. In consideration of the Buyer's purchase of the Shares, during the year from the date of this agreement the Sellers shall perform for the Buyer the consulting services described on Schedule B. The Sellers will not be required to devote a set number of hours in any given time period to performing any such services. The Buyer acknowledges that the Sellers and affiliates of the Sellers are in the business of providing services and consulting advice to others. Nothing contained in this agreement is to be construed to limit or restrict the Sellers in conducting any business with others or in rendering advice to others.

3. Piggyback Registration Rights. If the Buyer at any time proposes to file a registration statement with respect to any class of its equity securities, whether for its own account or for the account of one or more holders of securities of the Buyer, then the Company shall include the RME Shares in that registration statement.

4. Representations of the Sellers. The Sellers represents as follows:

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(1) each Seller has full legal capacity to execute and deliver this agreement, to perform his obligations under this agreement, and to consummate the transactions contemplated by this agreement;

(2) this agreement has been duly executed and delivered by the Sellers and constitutes a valid and binding agreement, enforceable in accordance with its terms, except as enforceability is limited by (A) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally, or (B) general principles of equity, whether considered in a proceeding in equity or at law;

(3) the Sellers are the only shareholders of Edmonds;

(4) execution, delivery and performance of this agreement is in compliance with and does not violate the terms of any agreement to which either or both Sellers are party or by which either or both the Sellers are bound;

(5) as of the date of this agreement, Edmonds has 100,000,000 shares of common stock authorized, of which 100,000 shares (namely the Shares) are issued and outstanding, and other than this agreement, there are no options, warrants, or other agreements to which Edmonds is a party relating to the issuance, sale, or transfer of any equity securities or other securities of Edmonds;

(6) the Shares have been duly authorized and are validly issued, fully paid, and nonassessable;

(7) the Sellers are the sole legal and beneficial owner of the Shares and have good and marketable title thereto, free and clear of any liens, claims, rights and encumbrances; and

(8) there are currently no claims or lawsuits pending, to the Sellers' knowledge, threatened against Edmonds or against the Sellers in their capacity as the owner of the Shares, and the Sellers is unaware of any conditions or circumstances that would lead to or justify the filing of any such claim or lawsuit.

(9) Each Seller is receiving the RME Shares for his own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

(10) Each Seller is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3) and (6), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the RME Shares

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(11) All subsequent offers and sales of the RME Shares by each Seller shall be made pursuant to registration of the Shares under the Securities Act of 1933, as amended or pursuant to an exemption from registration and will comply with applicable state securities laws.

(12) Each Seller understands that the RME Shares are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Buyer is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Sellers set forth herein in order to determine the availability of such exemptions and the eligibility of the Sellers to acquire the RME Shares.

(13) Each Seller and his advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Buyer and materials relating to the offer and sale of the RME Shares and the offer of the RME Shares that have been requested by the Seller. Each Seller and his advisors, if any, have been afforded the opportunity to ask questions of the Buyer and have received complete and satisfactory answers to any such inquiries.

(14) Each Seller understands that its investment in the RME Shares involves a high degree of risk.

(15) Each Seller understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the RME Shares.

5. Representations of the Buyer. The Buyer represents to the Sellers as follows:

(1) the Buyer has full power and authority to execute and deliver this agreement and to perform its obligations under this agreement, and execution and delivery of this agreement and performance by it of its obligations under this agreement have been duly authorized by the Buyer's board of directors and no other proceedings on the part of the Buyer are necessary with respect thereto;

(2) this agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding agreement, enforceable in accordance with its terms, except as enforceability is limited by (A) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally, or (B) general principles of equity, whether considered in a proceeding in equity or at law;

(3) execution, delivery and performance of this agreement is in compliance with and does not violate the terms of any agreement to which the Buyer is a party or by which the Buyer is bound;

(4) the authorized capital stock of the Buyer consists of 12,000,000 shares of preferred A stock, no par value and 100,000,000 shares of common stock, no par value, As of the date of this agreement there are 10,600,000 shares of Preferred A stock and 13,720,870 shares of Buyer common stock issued and outstanding (excluding the RME Shares).There are also 350,000 shares of Buyer common stock issuable upon exercise of options at a strike

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price of $0.30 per share and warrants to purchase 7,609,000 shares of Buyer common stock at varying prices between $1.10 and 1.75 per share;

(5) all of the issued and outstanding shares of Buyer common stock have been duly authorized and are validly issued, fully paid, and nonassessable, and the RME Shares have been duly authorized and on issuance will be validly issued, fully paid, and nonassessable; and

(6) the Buyer acknowledges that any resale of any of the Shares is restricted under Rule 144 promulgated under the Securities Act of 1933, as amended.

6. Governing Law. The laws of the State of California, without giving effect to principles of conflict of laws, govern all matters (including without limitation all tort claims) arising out of this agreement.

7. Severability. If any provision of this agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this agreement will remain in full force and effect. Any provision of this agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8. Entirety of Agreement. This agreement constitutes the final agreement between the parties relating to the subject matter of this agreement and supersedes all prior agreements between the parties relating thereto.

9. Expenses. Each party shall pay its own fees and expenses (including without limitation the fees and expenses of its attorneys and accountants) incurred in connection with negotiation, drafting, execution, and delivery of this agreement, except that the Buyer shall pay up to $5,000 of attorneys' fees and expenses incurred by the Sellers.

10. Limitation of Liability. Neither party shall under any circumstances be liable for any consequential, indirect, special, incidental or exemplary damages, including without limitation, any loss of revenues, profits, or business or other economic loss arising out of or in connection with the services provided hereunder. The Consultants' liability under this agreement will be limited to the value of the capital and Shares received as of the date of this agreement. The Buyers liability shall be limited to the purchase price of the Shares purchased under this Agreement.

11. Amendment. This agreement may be amended only by written agreement of the parties.

12. Assignment. No party may assign any of its rights or delegate any performance under this agreement except with the prior written consent of the other party.

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The undersigned are signing this agreement on the date stated in the introductory clause.

DAVID N. BAKER

JOE W. ABRAMS

RED MILE ENTERTAINMENT, INC.

By:

Chester Aldridge
Chairman and Chief Executive Officer

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## SCHEDULE B

## DESCRIPTION OF WORK

1. Assist the Buyer to create and develop the most optimal public-vehicle strategy.

2. Suggest, and introduce the Buyer to, SEC practicing securities lawyers and SEC practicing accountants.

3. Assist the Buyer with preparing all relevant securities filings required for public-company status.

4. Aid the Buyer to develop an optimal financing strategy.

5. Introduce the Buyer to institutional investors in an effort to complete Buyer's desired financing.

6. Assist with acquiring market makers to initially make markets in the Buyer's stock.

7. Introduce the Buyer to the financial community, including but not limited to buy-side institutional investors, portfolio managers, sell-side investment banks and broker dealers, analysts, and financial public relations professionals.

8. Assist the Buyer in defining and communicating the Buyer's message.

9. Identify strategic growth areas.

10. Identify potential merger and acquisition candidates.

11. Identify potential exit strategies.

12. Introduce the company to potential business development partners.

13. Assist with due diligence and negotiations with potential M&A candidates.

14. Perform any other tasks that the Buyer requests and that the Sellers agree to perform.

15. Either Mr. Abrams or Mr. Baker shall join the Board of Directors.